Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (“Third Supplemental Indenture”), dated as of September 17, 2018, among (i) SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Company”), (ii) A.W. REALTY COMPANY, LLC, a Texas limited liability company, ANGELINA GATHERING COMPANY L.L.C., a Texas limited liability company, SWN DRILLING COMPANY, LLC, a Texas limited liability company, SWN E & P SERVICES, LLC, a Texas limited liability company, SWN ENERGY SERVICES COMPANY, LLC, a Texas limited liability company, SWN INTERNATIONAL, LLC, a Delaware limited liability company, SWN MIDSTREAM SERVICES, LLC, a Texas limited liability company, SWN PRODUCER SERVICES, LLC, a Texas limited liability company, SWN PRODUCTION COMPANY, LLC, a Texas limited liability company, SWN WATER RESOURCES COMPANY, LLC, a Texas limited liability company and SWN WELL SERVICES, LLC, a Texas limited liability company (each Person in this clause (ii), a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”), each, a subsidiary of the Company, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of March 5, 2012, a first supplemental indenture (the “First Supplemental Indenture”), dated November 29, 2017 and a second supplemental indenture (the “Second Supplemental Indenture”), dated April 26, 2018 (the Base Indenture as modified by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”) providing for the issuance of 4.10% Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 10.2(b) of the Base Indenture provides that under certain circumstances each of the Guaranteeing Subsidiaries may be released and relieved of any obligations under its Note Guarantees (as defined in the Base Indenture);

WHEREAS, the Company has solicited consents from the holders of the Notes (the “Consent Solicitation”) pursuant to the Offer to Purchase and Consent Solicitation Statement, dated September 4, 2018 (the “Offer to Purchase”), to certain proposed amendments (the “Proposed Amendments”) to the Indenture with respect to the Notes as described in the Offer to Purchase and set forth in Section 3 of this Third Supplemental Indenture;

WHEREAS, pursuant to Section 9.2 of the Base Indenture, the Company, each Guaranteeing Subsidiary and the Trustee are authorized to execute and deliver this Third Supplemental Indenture with the consent of the holders of at least a majority of the outstanding principal amount of the series of Notes in order to amend the Indenture as set forth in Section 3 of this Third Supplemental Indenture;

WHEREAS, the Company has received and caused to be delivered to the Trustee evidence of the consents from holders of a majority in outstanding principal amount of the Notes (excluding any Notes owned by the Company or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company);

WHEREAS, all acts and requirements necessary to make this Third Supplemental Indenture a legal, valid and binding obligation of the Company have been done; and

WHEREAS, the Company has requested and hereby requests that the Trustee join with the Company and the Guaranteeing Subsidiaries in the execution of this Third Supplemental Indenture and the Company has provided the Trustee with a Board Resolution authorizing the execution of and approving this Third Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

2. Release of Certain Guaranteeing Subsidiaries. Pursuant to Section 10.2(b)(i) of the Base Indenture and subject to Section 14(b), each of Desoto Gathering Company, LLC, a Texas limited liability company and SWN Production (Arkansas), LLC, a Texas limited liability company (collectively, the “Released Subsidiaries”) is hereby released and relieved of any obligations under its Note Guarantee.

3. Certain Amendments to the Indenture and the Notes. Upon the occurrence of the Tender Offer Completion Event (as defined below), the following amendments shall apply with respect to the Notes:

(a) Section 3.7. Limitation on Liens of the Base Indenture is hereby deleted in its entirety and replaced with the following:

Section 3.7. Reserved. [Reserved].

(b) Section 3.8. Limitation on Sale and Leaseback Transactions of the Base Indenture is hereby deleted in its entirety and replaced with the following:

Section 3.8. Reserved. [Reserved].

(c) Subsection (c) of Section 6.1. Events of Default of the Base Indenture is hereby amended and restated as follows:

“(c) a default for 90 days after notice to the Company by the Trustee, or by the Holders of 25% in aggregate principal amount of the Outstanding Notes, in the performance of the Company’s obligations under (i) Section 3.5 or Section 3.9 of this Indenture or (ii) the Trust Indenture Act.”

(d) Section 1.1 of the Base Indenture is hereby amended by deleting the definition of each term that is used in the Base Indenture only in the sections or subsections thereof that are deleted pursuant to this Section 3.

(e) Any and all references in the Indenture to the sections in the Base Indenture that are deleted or amended pursuant to this Section 3 shall be deleted or amended in their entirety.

(f) Any provision contained in the Notes that relates to the sections in the Base Indenture that are deleted or amended pursuant to this Section 3 shall likewise be deleted or amended so that any such provision contained in such Note will conform to and be consistent with the Indenture, as amended by this Third Supplemental Indenture.

4. Trust Indenture Act Controls. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision of the Indenture or this Third Supplemental Indenture that is required to be included in the Indenture or this Third Supplemental Indenture by the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture (in the case of the Indenture) or on the date of this Third Supplemental Indenture (in the case of this Third Supplemental Indenture), the provision required by the Trust Indenture Act shall control.

5. No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Guaranteeing Subsidiary shall not have any liability for any obligations of the Company under the Notes, the Indenture or this Third Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability.

6. Successors. All agreements of the Company and the Guaranteeing Subsidiaries in this Third Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

7. Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8. Governing Law.

(a) THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AND THE HOLDERS OF THE NOTES BY THEIR ACCEPTANCE THEREOF EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE, OR THE NOTES OR ANY TRANSACTION RELATED HERETO OR THERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

(b) The Company and each Guaranteeing Subsidiary hereby:

(i) agrees that any suit, action or proceeding against it arising out of or relating to this Third Supplemental Indenture, the Indenture or the Notes, as the case may be, may be instituted in any federal or state court sitting in The City of New York;

(ii) waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum;

(iii) irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding;

(iv) agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment; and

(v) agrees that service of process by mail to the addresses specified herein shall constitute personal service of such process on it in any such suit, action or proceeding.

(c) Nothing in this Section 8(b) shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law.

9. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows:

(a) if to the Company: to the address for the Company specified in or pursuant to the Indenture; and

(b) if to the Trustee: to the address for the Trustee specified in or pursuant to the Indenture.

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

10. Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. One signed copy is enough to prove this Third Supplemental Indenture. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

11. Headings. The headings of the Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

12. Trustee. The Trustee shall not be responsible and makes no representation as to the validity, sufficiency or adequacy of this Third Supplemental Indenture, and it shall not be responsible for the recitals or statements in this Third Supplemental Indenture or in any document issued in connection with the Notes, the Indenture or this Third Supplemental Indenture, all of which are made solely by the Company and the Guaranteeing Subsidiaries other than the Trustee’s certificate of authentication, and the Trustee assumes no responsibility for their correctness.

13. Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act, the Trustee (like all financial institutions) is required to obtain, verify and record information that identifies each Person or legal entity that opens an account. The parties hereto agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

14. Effect and Effectiveness.

(a) This Third Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. The Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Third Supplemental Indenture.

(b) This Third Supplemental Indenture shall become effective upon the execution and delivery hereof by the Company, the Guaranteeing Subsidiaries and the Trustee; provided, however, that (i) the release of the Released Subsidiaries provided for in Section 2 hereof shall not become operative until the Company consummates the sale of the Released Subsidiaries under the Membership Interest Purchase Agreement dated as of August 30, 2018, by and between the Company and Flywheel Energy Operating, LLC, and (ii) the amendments provided for in Section 3 hereof shall not become operative until (the “Tender Offer Completion Event”) (A) the Company consummates the offer to purchase the Notes in accordance with its terms and in a manner resulting in the purchase of all Notes validly tendered before 5:00 p.m., New York City time, on September 17, 2018, and (B) each holder of Notes that has tendered its Notes pursuant to such offer to purchase shall have received payment for any and all Notes accepted for purchase pursuant to such offer to purchase.

(c) Pursuant to Section 9.2(c) of the Base Indenture, the Company shall furnish the Trustee for distribution to the Holders of Notes with a written notice that sets forth the date when the amendments provided for in Section 3 hereof shall have become operative, along with a brief description of such amendments. Unless and until the Trustee receives such written notice, the Trustee can presume that the amendments have not become operative.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: September 17, 2018

A.W. REALTY COMPANY, LLC

ANGELINA GATHERING COMPANY, L.L.C.

SWN DRILLING COMPANY, LLC

SWN E & P SERVICES, LLC

SWN ENERGY SERVICES COMPANY, LLC

SWN INTERNATIONAL, LLC

SWN MIDSTREAM SERVICES, LLC

SWN PRODUCER SERVICES, LLC

SWN PRODUCTION COMPANY, LLC

SWN WATER RESOURCES COMPANY, LLC

SWN WELL SERVICES, LLC

By:	/s/ Randall Barron
Name:	Randall Barron
Title:	Vice President & Treasurer

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Randall Barron
Name:	Randall Barron
Title:	Vice President & Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Karen Yu
Name:	Karen Yu
Title:	Vice President

[Signature Page to Third Supplemental Indenture]